EXHIBIT 10.4

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of July 26, 2010 (this “Agreement”), by and among E-LIONHEART ASSOCIATES, LLC, a Delaware limited liability company, as the buyer (hereinafter, the “Purchaser”), YA GLOBAL INVESTMENTS, L.P., a Cayman Islands exempt limited partnership, as the seller (f/k/a Cornell Capital Partners, LP, hereinafter, the “Seller”), and SPEECHSWITCH, INC., a New Jersey corporation (hereinafter, the “Company”).

W I T N E S S E T H:

WHEREAS, in connection with the transactions contemplated hereby, the Company (i) issued to the Seller five (5) Amended and Restated Secured Convertible Debentures dated of even date herewith (collectively, the “Amended and Restated Debentures”) which Amended and Restated Debentures amend and restate in its entirety that certain Secured Convertible Debenture dated March 30, 2007, made by the Company payable to the Holder in the original principal amount of One Million ($1,000,000.00) Dollars (the “Original Debenture”), (ii) executed a new Security Agreement dated as of the date hereof (the “Security Agreement”) in favor of the Seller and (iii) executed a new Intellectual Property Security Agreement dated as of the date hereof (the “IP Security Agreement”) in favor of the Seller; and

WHEREAS, the Purchaser desires to purchase the Amended and Restated Debentures, and the Seller desires to sell to the Purchaser the Amended and Restated Debentures.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Purchase and Sale of Amended and Restated Debentures; Purchase Price; Failure to Purchase Amended and Restated Debentures; Waiver; Indemnity.

1.1         Purchase and Sale of Amended and Restated Debentures.  Purchaser shall purchase from Seller, and Seller shall sell to Purchaser:  (i) on the date hereof, pursuant to an Assumption and Assignment Agreement, substantially in the form attached hereto as Exhibit A, that certain Amended and Restated Secured Convertible Debenture No. SSWC-2-1 dated as of the date hereof (“Debenture SSWC-2-1”) issued by the Company to the Seller in the original principal amount of $208,707.74; (ii) on August 13, 2010, pursuant to an  Assumption and Assignment Agreement, substantially in the form attached hereto as Exhibit A, that certain Amended and Restated Secured Convertible Debenture No. SSWC-2-2 dated as of the date hereof (“Debenture SSWC-2-2”) issued by the Company to the Seller in the original principal amount of $208,707.74; (iii) on September 15, 2010, pursuant to an Assumption and Assignment Agreement, substantially in the form attached hereto as Exhibit A, that certain Amended and Restated Secured Convertible Debenture No. SSWC-2-3 dated as of the date hereof (“Debenture SSWC-2-3”) issued by the Company to the Seller in the original principal amount of $208,707.74; (iv) on October 15, 2010, pursuant to an Assumption and Assignment Agreement, substantially in the form attached hereto as Exhibit A, that certain Amended and Restated Secured Convertible Debenture No. SSWC-2-4 dated as of the date hereof (“Debenture SSWC-2-4”) issued by the Company to the Seller in the original principal amount of $208,707.74; and (v) on November 15, 2010, pursuant to an Assumption and Assignment Agreement, substantially in the form attached hereto as Exhibit A, that certain Amended and Restated Secured Convertible Debenture No. SSWC-2-5 dated as of the date hereof (“Debenture SSWC-2-5”) issued by the Company to the Seller in the original principal amount of $208,707.74.  Seller shall sell to the Purchaser Debenture SSWC-2-1, Debenture SSWC-2-2, Debenture SSWC-2-3 and Debenture SSWC-2-4 (collectively, the “Unsecured Amended and Restated Debentures”) without assigning to Purchaser any security interests or liens.  Accordingly, any obligations owing by the Company to the Purchaser pursuant to the Unsecured Amended and Restated Debentures shall be unsecured.  In connection with selling to the Purchaser Debenture SSWC-2-5, Seller shall assign to Seller all of its right, title and interest in and to the Security Agreement, IP Security Agreement, all similar agreements that purport to grant to Seller a security interest or lien on any Company assets and all documents, instruments and/or agreements executed in connection therewith and related thereto.

1.2           Representations and Warranties.  The Seller shall sell to Purchaser the Amended and Restated Debentures on an AS IS, WHERE IS BASIS, WITHOUT RECOURSE AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND except as expressly set forth in the Assumption and Assignment Agreements executed in connection with the purchase and sale of the Amended and Restated Debentures.

1.2           Purchase Price.  The purchase price for each Amended and Restated Debenture shall be One Hundred Thousand ($100,000.00) Dollars (the “Purchase Price”) and shall be paid via wire transfer in immediately available funds.

1.3           General Waiver and Release (Company).   The Company hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against Seller, its general partner, and its investment manager, and each of their respective agents, servants, attorneys, advisors, officers, directors, employees, affiliates, representatives, investors, partners, members, managers, predecessors, successors, and assigns (collectively, the “Seller Parties”) and that if the Company now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Seller Parties, or any one of them, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and the Company hereby RELEASES the Seller Parties from any liability therefor.

1.4           General Waiver and Release (Purchaser).  The Purchaser hereby acknowledges and agrees that, in connection with its purchase of Amended and Restated Debentures, it has no offsets, defenses, claims, or counterclaims against Seller, its general partner, and its investment manager, and each of their respective agents, servants, attorneys, advisors, officers, directors, employees, affiliates, representatives, investors, partners, members, managers, predecessors, successors, and assigns (collectively, the “Seller Parties”) and that if the Purchaser now has, or ever did have or ever will have, any offsets, defenses, claims, or counterclaims against the Seller Parties, or any one of them, in connection with its purchase of the  Amended and Restated Debentures, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED, and the Purchaser hereby RELEASES the Seller Parties from any liability therefor.

1.5         Indemnification.  In consideration of the Seller’s execution and delivery of this Agreement, and in addition to all of the Purchaser’s other obligations under this Agreement, the Purchaser shall defend, protect, indemnify and hold harmless the Seller, its general partner, and its investment manager, and each of their respective agents, servants, attorneys, advisors, officers, directors, employees, affiliates, representatives, investors, partners, members and managers (collectively, the “Seller Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (irrespective of whether any such Seller Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Seller Indemnitees or any of them as a result of, or arising out of, or relating to this Agreement, any Assumption and Assignment Agreement and/or the transactions contemplated hereby and thereby, including, without limitation, (a) any misrepresentation made by the Purchaser or the Company in this Agreement, any Assumption and Assignment Agreement or in any certificate, instrument or document contemplated hereby or thereby or related hereto or thereto, (b) any breach of any covenant, agreement or obligation of the Purchaser or the Company contained in this Agreement, any Assumption and Assignment Agreement or in any certificate, instrument or document contemplated hereby or thereby or related hereto or thereto, or (c) any cause of action, suit or claim brought or made against such Seller Indemnitee arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement, any Assumption and Assignment Agreement or any instrument, document or agreement executed pursuant hereto or thereto or in connection herewith or therewith.  To the extent that the foregoing undertaking by the Purchaser may be unenforceable for any reason, the Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

1.6         Non-deprecation. The parties further agree that they will not criticize, denigrate or otherwise speak adversely about the other.

2.           Representations and Warranties of the Seller.

2.1         The Seller represents and warrants to the Purchaser and the Company that: (i) this Agreement has been duly authorized, executed and delivered by Seller, and is the legal, valid and binding obligation of the Seller enforceable in accordance with its terms and (ii) it has not previously assigned, sold, sold a participation interest in, hypothecated, encumbered or otherwise transferred any interest that it had or may have in any Amended and Restated Debenture.

3.           Representations and Warranties of the Company and the Purchaser.  The Company and Purchaser each represent and warrant to the Seller:

3.1         The Company and Purchaser are fully authorized and empowered without restriction to execute and deliver this Agreement and to perform each of their covenants and agreements hereunder. When executed and delivered by the Company and Purchaser, this Agreement constitutes the valid and binding obligation of the Company and the Purchaser enforceable against the Company and the Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2         The Purchaser hereby represents and warrants that (i) the Purchaser is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D, (ii) the Purchaser and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information deemed material to making an informed investment decision regarding the purchase of the Amended and Restated Debentures, which have been requested by the Purchaser, (iii) the Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management, (iv) the Purchaser understands that its investment in the Amended and Restated Debentures involves a high degree of risk (including the risk that the Company may not honor conversions), and (v) the Purchaser has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Amended and Restated Debentures.

4.           Other Agreements of the Parties.

4.1         Other Actions. Each party shall use its best efforts to consummate the transactions contemplated hereby.  The Seller shall execute and/or deliver and take such other actions as shall be reasonably requested by the Purchaser; provided, that no such action shall alter the terms of this Agreement or cause Seller to incur any out-of-pocket expense.

4.2         Expenses.  The Purchaser shall bear its own expenses in connection with its obligations hereunder and otherwise in connection with this Agreement and the related documents.  Subject to Section 1.5 above, the Seller shall bear its own expenses in connection with its obligations hereunder and otherwise in connection with this Agreement and the related documents.

4.3         Taxes.  Any taxes, including, without limitation, transfer taxes, payable as a result of the purchase and sale of the Amended and Restated Debentures shall be paid by the Purchaser.

4.4         Security Interest; Subordination.  The Purchaser and the Company each hereby acknowledges, confirms and agrees that, (i) the obligations owed by the Company to the Purchaser under the Unsecured Amended and Restated Debentures are unsecured, (ii) the Security Agreement prohibits the Company from, among other things, granting to the Purchaser a security interest in its assets and (iii) so long as any obligations remain due and owing by the Company to the Seller, the Company shall not grant to Purchaser, and the Purchaser shall not be granted by the Company, any security interest in any of the Company’s assets.  Notwithstanding anything herein to the contrary, the Purchaser hereby agrees that (a) all obligations and liabilities of the Company to the Purchaser, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing, or due or to become due, including, without limitation, all obligations of the Company to the Purchaser arising under any Amended and Restated Debenture, shall be subordinate to all obligations and liabilities of the Company to the Seller, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing, or due or be become due, including, without limitation, all obligations of the Company to the Seller arising under the Amended and Restated Debentures, Security Agreement, IP Security Agreement and the other Transaction Documents (as defined in the Amended and Restated Debentures), (b) any and all security interests, liens and/or encumbrances the Purchaser may have against, or with respect to, any of the Company’s assets (“Purchaser Liens”) shall be subordinate to any and all security interests, liens and/or encumbrances the Seller may have against, or with respect to, any of the Company’s assets, (c) the Seller shall not owe any duty to the Purchaser as a result of or in connection with any Purchaser Liens, including, without limitation, any marshalling of assets or protection of the rights or interests of the Purchaser; (d) the Seller shall have the exclusive right to manage, perform and enforce the underlying terms of the Security Agreement, IP Security Agreement and each other document, instrument and agreement executed from time to time in connection therewith (collectively, the “Security Agreements”) relating to the assets of the Company and to exercise and enforce its rights in its sole and exclusive discretion; (e) only the Seller shall have the right to restrict, permit, approve or disapprove the sale, transfer or other disposition of the assets of the Company; (f) as between the Seller and the Purchaser, the terms of this Agreement shall govern even if all or part of any of the Seller’s claims or liens are avoided, disallowed, set aside or otherwise invalidated; and (g) regardless of whether the Seller’s claims are allowed in a bankruptcy of the Company, the Seller shall be entitled to receive from the Company all amounts owed by the Company to the Seller prior to the Purchaser receiving any payment from the Company on account of obligations owed by the Company to the Purchaser.  In addition, the Purchaser waives all rights to affect the method or challenge the appropriateness of any action taken by the Seller in connection with the Seller’s enforcement of its rights under the Security Agreements.

4.5           Ratification of Financing Documents; Cross-Default; Cross-Collateralization; Further Assurances. The Company:

(i)
Hereby ratifies, confirms, and reaffirms all and singular the terms and conditions of the Original Debenture, that certain Security Agreement entered into and made effective as of February 28, 2005 by and between the Company and the Seller (the “February 2005 Security Agreement”), the other Transaction Documents (as defined in the Original Debenture and Amended and Restated Debentures) and all documents, instruments and agreements executed in connection therewith or related thereto (the “Financing Documents”).  The Company further acknowledges and agrees that except as specifically amended in this Agreement, the Amended and Restated Debentures, the Security Agreement and IP Security Agreement, as applicable, all terms and conditions of the Financing Documents and related instruments and agreements shall remain in full force and effect;

(ii)
Hereby ratifies, confirms, and reaffirms that (i) the obligations secured by the Financing Documents include, without limitation, the Obligations (as defined in the Security Agreement and February 2005 Security Agreement), and any future modifications, amendments, substitutions or renewals thereof, (ii) all collateral, whether now existing or hereafter acquired, granted to the Seller pursuant to the Financing Documents, including, without limitation, the Security Agreement, February 2005 Security Agreement and IP Security Agreement, or otherwise, shall secure all of the Obligations until full and final payment of the Obligations, and (iii) the occurrence of a default and/or event of default under any Financing Document, including, without limitation, the Amended and Restated Debentures, Security Agreement or IP Security Agreement, or the Company’s failure to observe or perform any covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Agreement, shall, without any further action of any party, constitute an event of default under all of the Financing Documents, it being the express intent of the Company that all of the Obligations be fully cross-collateralized and cross-defaulted; and

(iii)
Shall, from and after the execution of this Agreement, execute and deliver to the Seller whatever additional documents, instruments, and agreements that the Seller may reasonably require in order to correct any document deficiencies, or to vest or perfect the Financing Documents and the collateral granted therein or herein more securely in the Seller and/or to otherwise give effect to the terms and conditions of this Agreement, and hereby authorizes the Seller to file any financing statements (including financing statements with a generic description of the collateral such as “all assets”), and take any other normal and customary steps, the Seller deems necessary to perfect or evidence the Seller’s security interests and liens in any such collateral.  This Agreement constitutes an authenticated record.

5.           Miscellaneous.

5.1         Entire Agreement, Survival.  This Agreement among the parties contains, and is intended as, a complete statement of all of the terms and agreements among the parties with respect to the matters provided for herein and supersedes any previous agreements and understandings among the parties with respect to those matters.  All of the representations, warranties, covenants and agreements of each of the parties contained in this Agreement and/or in any related document shall survive the execution, delivery and performance of this Agreement and each related document.

5.2         Jurisdiction and Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws.  The parties further agree that any action between them shall be heard in Hudson County, New Jersey, and expressly consent to the jurisdiction and venue of the Superior Court of New Jersey, sitting in Hudson County and the United States District Court for the District of New Jersey sitting in Newark, New Jersey for the adjudication of any civil action asserted pursuant to this Paragraph.

5.3         Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect (i) such provision shall be enforced to the maximum extent permissible under applicable law, and (ii) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.4         Confidential Agreement.  In consideration of the covenants and payments set forth above, the parties hereby covenant and agree that, except as may be required by applicable law, they and their agents shall keep the fact and terms of this Agreement confidential, and shall not, under any circumstances whatsoever, reveal same to any person or entity, including but not limited to, any employee, agent, associate, customer, or any person or entity with which the parties has any business relationship whatsoever, or to any member of the press or the public; provided, however, that they may reveal such information as is required by an enforceable court order, upon notice to the other party, or as required by the Internal Revenue Service.

5.5         Miscellaneous Provisions.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties.

5.6         Signatures.  This Agreement may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Agreement. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

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IN WITNESS WHEREOF, this Purchase Agreement has been duly executed by the Parties as of the date first set forth above.

SELLER:

YA GLOBAL INVESTMENTS, L.P.

By: Yorkville Advisors, LLC
Its: Investment Manager

By: /s/ Troy Rillo
Name: Troy Rillo
Title: Sr. Managing Director

PURCHASER:

E-LIONHEART ASSOCIATES, LLC

By: /s/ Edward Bronson
Name: Edward Bronson
Title: Managing Member

COMPANY:

SPEECHSWITCH, INC.

By: /s/ Kenneth P. Glynn
Name: Kenneth P. Glynn
Title: President

EXHIBIT A

FORM OF ASSUMPTION AND ASSIGNMENT AGREEMENT